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                                                                      EXHIBIT 12

                                                          Year     Six Months        Year      Year
                                                          Ended      Ended           Ended     Ended
                                                        June 30,    Dec 31,         Dec 31,   Dec 31,
                                                          1997        1997           1998      1999
                                                        --------   ----------      --------  --------
RATIO OF EARNINGS TO FIXED CHARGES
    Income before income taxes and extraordinary item   (180,330)   (31,574)       (920,520)   35,030
    Interest                                              18,550     17,448          68,249    81,052
    Preferred Stock Dividends                                 --         --          12,077    16,711
    Bond discount amortization(a)                             --         --              --        --
    Loan cost amortization                                 1,455        794           2,516     3,338
                                                        --------   --------        --------  --------
    Earnings                                            (160,325)   (13,332)       (837,678)  136,131

    Interest expense                                      18,550     17,448          68,249    81,052
    Capitalized interest                                  12,935      5,087           6,754     3,497
    Preferred Stock Dividends                                 --         --          12,077    16,711
    Bond discount amortization(a)                             --         --              --        --
    Loan cost amortization                                 1,455        794           2,516     3,338
                                                        --------   --------        --------  --------
    Fixed Charges                                         32,940     23,329          89,596   104,598
    Ratio                                                   (4.9)      (0.6)           (9.3)      1.3
(A) Bond discount excluded since its included
    in interest expense

    Insufficient coverage                                193,265     36,661         927,274         0
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